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                                                                    EXHIBIT 99.1

Contact:    Investor Relations

Telephone:  (770) 515-2100

    FLAG FINANCIAL CORPORATION ANNOUNCES RECEIPT OF UNSOLICITED INDICATION OF
             INTEREST AND WITHDRAWAL OF REVERSE STOCK SPLIT PROPOSAL

LAGRANGE, GA (FEBRUARY 15, 2002) -- FLAG FINANCIAL CORPORATION (Nasdaq: FLAG) announced that it has received an unsolicited and non-binding indication of interest from another financial institution proposing a merger in which all of FLAG's outstanding common stock would be acquired. The board has rejected the offer, stating that FLAG is not, and has not put itself up, for sale.

The board reaffirmed its commitment to the course planned by its current and prospective management team. "Our business and integration plans involving this team have proceeded rapidly, and the board and management believe it is in the best interests of FLAG and its shareholders to proceed with these plans, which we believe will build long-term shareholder value." said J. Daniel Speight, Jr., FLAG's chief executive officer.

The board has further determined not to pursue the proposed reverse stock split and to focus instead on the implementation of the management change and pursuit of the company's business plan at this time. Unlike an acquisition offer, the reverse stock split would not involve a change in control of the company and would not eliminate the ability of all shareholders to participate in the future growth of the Company. Rather, the reverse stock split was designed to reduce the expenses inherent in FLAG's status as a reporting company and was also likely to increase its balance sheet leverage. The board has determined that in view of FLAG's progress toward implementing its management change and the non-binding indication of interest to purchase the company, FLAG will not proceed with the reverse stock split. FLAG intends to continue to effect repurchases of its common stock in the open market in accordance with applicable law and its existing stock repurchase program to achieve the increase in balance sheet leverage that would otherwise have been accomplished with the reverse split.

Speight further commented, "We are moving forward to implement the previously-announced management change, which was initially planned to be implemented in connection with the previously proposed reverse stock split. Cancellation of the reverse stock split will accelerate the pace of this change and is thereby in the best interests of the company and its shareholders."

FLAG Financial Corporation is a bank holding company whose wholly owned subsidiary is FLAG Bank. FLAG's franchise consists of 22 offices, including 16 full-service banking offices and 5 mortgage/loan production offices, in 12 counties in west central, middle and southeast Georgia. FLAG also provides mortgage, investment, trust and insurance services through FLAG Mortgage, FLAG Investment Services, FLAG Trust Services and FLAG Insurance Services.

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FLAG's common stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, integration of acquired businesses, FLAG's acquisition strategy, competition, and other factors set forth from time to time in filings with the Securities and Exchange Commission. When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," and "anticipates" are similar expressions as they relate to FLAG (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company from time to time becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and internet access it may be important to avoid relying on rumors and other unsubstantiated information regarding the Company. The Company complies with Federal and state laws applicable to the disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.